Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wipro Limited:
We consent to the incorporation by reference in the registration statement (No. 333-111164) on Form S-8 of Wipro Limited of our reports dated June 16, 2011, with respect to the consolidated statements of financial position of Wipro Limited and subsidiaries as of March 31, 2010 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2011, and the effectiveness of internal control over financial reporting as of March 31, 2011, which reports appear in the March 31, 2011 annual report on Form 20-F of Wipro Limited.
KPMG
Bangalore, India
Date: June 16, 2011

154